Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 18, 2018, Thor Industries, Inc. (“Thor” or the “Company”) and the shareholders of Erwin Hymer Group SE (“EHG”) announced that they entered into a definitive agreement for the Company to acquire EHG. EHG is headquartered in Bad Waldsee, Germany, and is one of the largest RV manufacturers in Europe, by revenue. The Company entered the definitive agreement with EHG to expand its operations into the growing European market with a long-standing European industry leader.

In accordance with the definitive agreement, consideration to be paid to the sellers at closing was to consist of approximately €1.7 billion in cash and equity consisting of approximately 2.3 million shares of the Company. The Company was also to assume responsibility for the debt of EHG.

On February 1, 2019, the parties closed on this transaction. In connection with the closing, the parties entered into an amendment to the purchase agreement to reflect the exclusion of EHG’s North American operations from the business operations acquired by the Company. As a result, the cash purchase price paid by the Company was reduced by €170 million, and the debt obligations the Company otherwise assumed at closing were reduced by €180 million.

At the closing, the Company paid cash consideration of approximately €1.5 billion (approximately $1.7 billion at the exchange rate as of January 31, 2019) and issued 2,256,492 shares of the Company’s common stock to the sellers. The Company also assumed debt of EHG and its affiliates of approximately €315 million (approximately $359 million at the exchange rate as of January 31, 2019), a portion of which was refinanced at closing. The cash consideration paid was funded through a combination of available cash on hand of approximately $95 million and debt financing.

The following unaudited pro forma condensed combined financial information (the “pro formas”) is based on the historical consolidated financial statements of Thor and the historical combined financial statements of EHG, and has been prepared to reflect the acquisition and the financing structure to finance the acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Thor that actually would have resulted had the acquisition occurred at the dates indicated, or project the results of operations or financial position of Thor for any future period.

The unaudited pro forma condensed combined statement of income for the three months ended October 31, 2018 (the “interim pro forma statement of income”) and the year ended July 31, 2018 (the “2018 pro forma statement of income”) assume that the acquisition was completed on August 1, 2017. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) as of October 31, 2018 is based on the assumption that the acquisition occurred on that day. Pro forma adjustments reflected in the pro formas are based on items that are factually supportable and directly attributable to the acquisition. The pro formas do not reflect the cost of any integration activities or benefits from the acquisition including potential synergies that may be derived in future periods.

The pro formas should be read in conjunction with:

●

Thor’s audited consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case contained in our Annual Report on Form 10-K as of and for the year ended July 31, 2018,

●

Thor’s unaudited condensed consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case contained in our Quarterly report on Form 10-Q as of and for the three months ended October 31, 2018, and

●	EHG’s audited combined financial statements and related notes for the year ended August 31, 2018.

EHG’s historical combined financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which differ in certain respects from the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Within the pro formas, adjustments were made to EHG’s historical combined financial statements to convert those from IFRS to U.S. GAAP. Reclassification adjustments were made to conform EHG’s historical accounting presentation to Thor’s accounting presentation. Adjustments were made to translate EHG’s financial statements from Euros to U.S. Dollars based on applicable historical exchange rates, which may differ from future exchange rates. The pro formas include adjustments to reflect the financing structure to fund the acquisition. These adjustments reflect Thor’s best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

The transaction will be accounted for as a business combination using the acquisition method of accounting with Thor considered the accounting acquirer. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.

The pro forma adjustments are based on available information and certain assumptions that Thor believes to be reasonable. Further, these adjustments could materially change as the allocation of the purchase price for EHG has not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the pro formas.

Thor Industries, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the three months ended October 31, 2018

				Pro Forma adjustments				Total
($ in thousands, except per share amounts)	Thor	EHG (U.S. GAAP)		Financing		Acquisition		Pro Forma Combined

Net sales	$1,755,976	$589,815		$—		$—		$2,345,791
Cost of products sold	1,548,720	507,075		—		78	4(a)(iii)	2,055,873

Gross profit	207,256	82,740		—		(78)		289,918
Selling, general and administrative expenses	102,693	64,670		—		10	4(a)(iii)	167,373
Amortization of intangible assets	12,591	2,743		—		21,309	4(a)(iii)	36,643
Acquisition-related costs	57,089	928		—		(58,017)	3(c)	—
Interest income	1,222	892		—		—		2,114
Interest expense	876	2,495		30,739	3(b)	—		34,110
Losses related to former North American subsidiaries	—	46,334	5	—		—		46,334
Other income (expense), net	(3,712)	2,628		—		(273)	3(d)	(1,357)

Income (loss) before income taxes	31,517	(30,910)		(30,739)		36,347		6,215

Income taxes	17,564	6,337		(8,228)	4(a)(vi)	(5,803)	4(a)(vi)	9,870

Net income (loss)	13,953	(37,247)		(22,511)		42,150		(3,655)
Less: net income (loss) attributable to noncontrolling interests	—	(684)		—		—		(684)
Net income (loss) attributable to Thor Industries, Inc.	$13,953	$(36,563)		$(22,511)		$42,150		$(2,971)

Earnings per common share:
Basic	$0.26							$(0.05)
Diluted	$0.26							$(0.05)

Weighted average shares outstanding:
Basic	52,726,496					2,256,492		54,982,988
Diluted	52,899,603					2,256,492		55,156,095

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Thor Industries, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended July 31, 2018

				Pro Forma adjustments				Total
($ in thousands, except per share amounts)	Thor	EHG (U.S. GAAP)		Financing		Acquisition		Pro Forma Combined

Net sales	$8,328,909	$2,707,107		$—		$—		$11,036,016
Cost of products sold	7,164,243	2,254,619		—		5,529	4(a)(iii)	9,424,391

Gross profit	1,164,666	452,488		—		(5,529)		1,611,625
Selling, general and administrative expenses	477,444	329,142		—		(22,379)	4(a)(iii)	784,207
Amortization of intangible assets	55,118	8,869		—		71,667	4(a)(iii)	135,654
Interest income	2,148	3,323		—		—		5,471
Interest expense	5,187	12,016		121,269	3(b)	—		138,472
Losses related to former North American subsidiaries	—	110,188	5	—		—		110,188
Other income (expense), net	3,964	12,323		—		(1,094)	3(d)	15,193

Income (loss) before income taxes	633,029	7,919		(121,269)		(55,911)		463,768

Income taxes	202,878	47,650		(32,459)	4(a)(vi)	(15,199)	4(a)(vi)	202,870

Net income (loss)	430,151	(39,731)		(88,810)		(40,712)		260,898
Less: net income (loss) attributable to noncontrolling interests	—	791		—		—		791
Net income (loss) attributable to Thor Industries, Inc.	$430,151	$(40,522)		$(88,810)		$(40,712)		$260,107

Earnings per common share:
Basic	$8.17							$4.74
Diluted	$8.14							$4.72

Weighted average shares outstanding:
Basic	52,674,161					2,256,492		54,930,653
Diluted	52,853,360					2,256,492		55,109,852

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Thor Industries, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of October 31, 2018

			Pro Forma adjustments				Total
($ in thousands)	Thor	EHG (U.S. GAAP)	Financing		Acquisition		Pro Forma Combined
Assets

Current assets
Cash and cash equivalents	$224,921	$37,001	$2,098,584	3(a)	$ (1,817,517)	4(a)(i)	$542,989
Accounts receivable, trade, net	483,543	288,988	—		—		772,531
Accounts receivable, other, net	20,248	48,817	—		(16,868)	4(a)(iii)	52,197
Inventories, net	565,346	513,038	—		70,224	4(a)(iii)	1,148,608
Prepaid expenses and other	30,898	44,090	—		—		74,988
Total current assets	1,324,956	931,934	2,098,584		(1,764,161)		2,591,313
Property, plant and equipment, net	543,697	425,072	—		87,835	4(a)(iii)	1,056,604
Other assets:
Goodwill	377,693	15,665	—		903,923	4(a)	1,297,281
Amortizable intangible assets, net	375,757	25,744	—		807,728	4(a)(iii)	1,209,229
Deferred income taxes, net	80,872	14,980	—		(14,980)	4(a)(iv)	80,872
Equity investment in joint venture	46,980	—	—		—		46,980
Other assets, net	50,473	1,855	13,430	3(a)	115	4(a)(iii)	65,873
Total other assets	931,775	58,244	13,430		1,696,786		2,700,235
Total assets	$2,800,428	$1,415,250	$2,112,014		$20,460		$6,348,152

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$255,512	$333,949	$—		$—		$589,461
Accrued liabilities:
Compensation and related items	84,695	44,838	—		—		129,533
Product warranties	271,749	20,894	—		—		292,643
Income and other taxes	14,424	48,852	—		(3,468)	4(a)(iv)	59,808
Promotions and rebates	68,565	7,229	—		—		75,794
Product, property and related liabilities	12,767	760	—		—		13,527
Dividends payable	20,595	—	—		—		20,595
Foreign currency forward contract liability	42,555	282	—		(42,555)	3(c)	282
Short-term financial obligations	—	95,981	20,302	3(a)	(48,240)	4(a)(i)	68,043
Other	28,903	362,871	—		15,625	4(a)(iii)	407,399
Total current liabilities	799,765	915,656	20,302		(78,638)		1,657,085
Long-term debt	—	347,994	2,109,902	3(a)	(135,036)	4(a)(i)	2,322,860
Unrecognized tax benefits	13,093	—	—		750	4(a)(iv)	13,843
Long-term derivative contract liability	—	376	—		—		376
Deferred income taxes, LT	—	—	—		248,664	4(a)(iv)	248,664
Other liabilities	59,224	21,971	—		—		81,195
Total long-term liabilities	72,317	370,341	2,109,902		114,378		2,666,938
Stockholders’ equity
Preferred stock	—	—	—		—		—
Common stock	6,293	—	—		226	4(a)	6,519
Additional paid-in capital	259,303	—	—		143,941	4(a)	403,244
Retained earnings	2,010,896	118,670	(18,190)	3(a)	(159,695)	4(a)(v)	1,951,681
Less treasury shares	(348,146)	—	—		—		(348,146)
Total Thor stockholders’ equity	1,928,346	118,670	(18,190)		(15,528)		2,013,298
Noncontrolling interests	—	10,583	—		248	4(a)(iii)	10,831
Total stockholders’ equity	1,928,346	129,253	(18,190)		(15,280)		2,024,129
Total liabilities and stockholders’ equity	$2,800,428	$1,415,250	$2,112,014		$20,460		$6,348,152

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(All dollar amounts presented in thousands except per share data)

Note 1. Basis of presentation

The pro formas are based on the historical consolidated financial statements of Thor and the historical combined financial statements of EHG, which exclude EHG’s former North American subsidiaries, and have been prepared to reflect the acquisition and the financing structure established to fund the acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Thor that actually would have resulted had the acquisition occurred at the dates indicated, or project the results of operations or financial position of Thor for any future dates or periods.

Thor’s and EHG’s fiscal year ends are July 31 and August 31, respectively. The pro forma balance sheet combines the historical consolidated balance sheet of Thor as of October 31, 2018, and the historical combined balance sheet of EHG as of November 30, 2018, giving effect to Thor’s acquisition of EHG as if it had been consummated on October 31, 2018. The interim pro forma statement of income combines the historical consolidated statement of income of Thor for the three months ended October 31, 2018, and the historical combined statement of income of EHG for three months ended November 30, 2018, whereas the pro forma statement of income for the year ended July 31, 2018 combines the historical consolidated statement of income of Thor for the year ended July 31, 2018, and the historical combined statement of income of EHG for the year ended August 31, 2018, each giving effect to Thor’s acquisition of EHG as if it had been consummated on August 1, 2017.

Pro forma adjustments reflected in the pro forma balance sheet are based on items that are factually supportable and directly attributable to Thor’s acquisition of EHG. Pro forma adjustments reflected in the pro forma statement of income are based on items that are factually supportable, which are directly attributable to Thor’s acquisition of EHG, and which are expected to have a continuing impact on Thor’s results of operations. Any nonrecurring items directly attributable to Thor’s acquisition of EHG are included in the pro forma balance sheet but not in the pro forma statements of income. The pro formas do not reflect the cost of any integration activities or benefits from Thor’s acquisition of EHG including potential synergies that may be generated in future periods.

The pro formas include adjustments to reflect the financing structure established to fund Thor’s acquisition of EHG. Pro forma interest expense does not reflect any reduction in debt beyond minimum contractual payment obligations.

EHG’s historical combined financial statements (“EHG’s financial statements”) were prepared in accordance with IFRS. Adjustments were made to EHG’s financial statements to convert them from IFRS to U.S. GAAP and to Thor’s existing accounting principles after evaluating potential areas of differences. In addition, reclassifications have been made to align EHG’s financial statement presentation to Thor’s financial statement presentation. Amounts have been recorded based on preliminary estimates, and actual amounts recorded will be determined during the measurement period of the transaction and may vary from these estimates.

Thor has used the following historical exchange rates to translate EHG’s financial statements from Euros to U.S. Dollars:

Average daily closing exchange rate for the three months ended November 30, 2018:	U.S.$	1.1498/	€1
Average daily closing exchange rate for the year ended August 31, 2018:	U.S.$	1.1920/	€1
Closing exchange rate as of November 30, 2018:	U.S.$	1.1359/	€1

Thor has used the following historical exchange rates to calculate certain adjustments to the pro forma financial statements from Euros to U.S. Dollars:

Average daily closing exchange rate for the three months ended October 31, 2018:	U.S.$	1.1560/	€1
Average daily closing exchange rate for the year ended July 31, 2018:	U.S.$	1.1860/	€1
Closing exchange rate as of October 31, 2018:	U.S.$	1.1318/	€1

Note 2. Adjustments to EHG’s financial statements

Unaudited adjusted EHG combined statement of income

For the three months ended November 30, 2018

(€ and $ in thousands)	Historical IFRS (EUR)	Reclassifications 2(a)	IFRS to US GAAP and Policy Alignment Adjustments (2b)	Historical U.S. GAAP (EUR)	Historical U.S. GAAP (USD)
Net sales	€512,966	€—	€—	€512,966	$589,815
Change in finished goods and work in process	57,284	(57,284)	—	—	—
Other own work capitalized	8,848	(8,848)	—	—	—

Total operating revenue	579,098	(66,132)	—	512,966	589,815
Costs of products sold	—	441,007	—	441,007	507,075

Gross profit	579,098	(507,139)	—	71,959	82,740

Other operating income	3,444	(3,444)	—	—	—
Cost of materials	429,677	(429,677)	—	—	—
Personnel expenses	85,043	(85,043)	—	—	—
Amortization, deprecation and write-downs	15,502	(15,502)	—	—	—
Other operating expenses	37,356	(37,356)	—	—	—
Profit/loss from investments	—	—	—	—	—
Interest income	776	—	—	776	892
Interest expense	2,170	—	—	2,170	2,495
Losses from subsidiary guarantees	—	40,297	—	40,297	46,334
Other financial result	41,645	(41,645)	—	—	—

Earnings (loss) before income taxes	(28,075)	58,343	—	30,268	34,803

Selling, general and administrative expenses	—	56,011	233	56,244	64,670
Acquisition-related costs	—	807	—	807	928
Impairment charges	—	—	—	—	—
Amortization of intangible assets	—	4,508	(2,122)	2,386	2,743
Other income (expense), net	—	2,983	(698)	2,285	2,628

Income (loss) before income taxes	(28,075)	—	1,191	(26,884)	(30,910)
Income taxes	5,170	—	341	5,511	6,337

Net income (loss)	(33,245)	—	850	(32,395)	(37,247)
Less: net income (loss) attributable to noncontrolling interests	(595)	—	—	(595)	(684)

Net income (loss) attributable to parent company	€(32,650)	€—	€850	€(31,800)	$(36,563)

Note	2. Adjustments to EHG’s financial statements (continued)

Unaudited adjusted EHG combined statement of income

For the year ended August 31, 2018

(€ and $ in thousands)	Historical IFRS (EUR)	Reclassifications 2(a)	IFRS to US GAAP and Policy Alignment Adjustments (2b)	Historical U.S. GAAP (EUR)	Historical U.S. GAAP (USD)
Net sales	€2,271,296	€—	€(319)	€2,270,977	$2,707,107
Change in finished goods and work in process	27,417	(27,417)	—	—	—
Other own work capitalized	67,368	(67,368)	—	—	—

Total operating revenue	2,366,081	(94,785)	(319)	2,270,977	2,707,107
Costs of products sold	—	1,891,388	—	1,891,388	2,254,619

Gross profit	2,366,081	(1,986,173)	(319)	379,589	452,488

Other operating income	24,281	(24,281)	—	—	—
Cost of materials	1,716,519	(1,716,519)	—	—	—
Personnel expenses	338,280	(338,280)	—	—	—
Amortization, deprecation and write-downs	53,600	(53,600)	—	—	—
Other operating expenses	228,251	(228,251)	—	—	—
Profit/loss from investments	255	(255)	—	—	—
Interest income	2,788	—	—	2,788	3,323
Interest expense	10,080	—	—	10,080	12,016
Losses from subsidiary guarantees	—	92,436	—	92,436	110,188
Other financial result	34,737	(34,747)	—	—	—
Selling, general and administrative expenses	—	275,778	336	276,114	329,142
Acquisition-related costs	—	—	—	—	—
Impairment charges	—	—	—	—	—
Amortization of intangible assets	—	14,626	(7,185)	7,441	8,869
Other income (expense), net	—	22,162	(11,824)	10,338	12,323

Income (loss) before income taxes	11,938	—	(5,294)	6,644	7,919
Income taxes	41,435	—	(1,462)	39,973	47,650

Net income (loss)	(29,497)	—	(3,832)	(33,329)	(39,731)

Less: net income (loss) attributable to noncontrolling interests	664	—	—	664	791

Net income (loss) attributable to parent company	€(30,161)	€—	€(3,832)	€(33,993)	$(40,522)

Note 2.    Adjustments to EHG’s financial statements (continued)

Unaudited adjusted EHG combined balance sheet

As of November 30, 2018

(€ and $ in thousands)	Historical IFRS (EUR)	Reclassifications 2(a)	IFRS to US GAAP and Policy Alignment Adjustments (2b)	Historical U.S. GAAP (EUR)	Historical U.S. GAAP (USD)
Assets
Current assets
Cash and cash equivalents	€32,574	€—	€—	€32,574	$37,001
Account Receivable, trade, net	—	86,813	167,600	254,413	288,988
Account Receivable, other, net	—	42,976	—	42,976	48,817
Inventories, net	451,658	—	—	451,658	513,038
Prepaid expenses and other	—	38,815	—	38,815	44,090
Trade receivables	86,813	(86,813)	—	—	—
Other financial assets	18,046	(18,046)	—	—	—
Income tax receivables- ST	11,182	(11,182)	—	—	—
Other current assets	45,883	(45,883)	—	—	—

Total current assets	646,156	6,680	167,600	820,436	931,934

Property, plant and equipment, net	—	374,216	—	374,216	425,072

Other assets
Goodwill	—	13,791	—	13,791	15,665
Amortizable intangible assets, net	—	46,265	(23,601)	22,664	25,744
Other assets, net	—	1,633	—	1,633	1,855
Intangible assets	77,073	(77,073)	—	—	—
Property, plant and equipment	363,879	(363,879)	—	—	—
Financial assets	1,633	(1,633)	—	—	—
Income tax receivables	—	—	—	—	—
Deferred income taxes, net	11,501	(4,978)	6,665	13,188	14,980

Total non-current assets	454,086	(11,658)	(16,936)	425,492	483,316

Total assets	€1,100,242	€(4,978)	€150,664	€1,245,928	$1,415,250

Current liabilities
Accounts payable	€—	€293,995	€—	€293,995	$333,949
Accrued liabilities:
Compensation and related items	—	39,474	—	39,474	44,838
Product warranties	—	18,394	—	18,394	20,894
Income and other taxes	39,784	3,223	—	43,007	48,852
Promotions and rebates	—	6,364	—	6,364	7,229
Product, property and related liabilities	—	669	—	669	760
Dividends payable	—	—	—	—	—
Foreign currency forward contract liability	—	248	—	248	282
Short-term financial obligations	—	84,498	—	84,498	95,981
Other	—	150,088	169,369	319,457	362,871
Trade payables	296,737	(296,737)	—	—	—
Other financial liabilities	84,745	(84,745)	—	—	—
Other current liabilities	66,266	(66,266)	—	—	—
Current provisions	149,205	(149,205)	—	—	—

Total current liabilities	636,737	—	169,369	806,106	915,656

Non-current liabilities
Long-term debt	—	306,360	—	306,360	347,994
Unrecognized tax benefits	—	—	—	—	—
Long-term derivative contract liability	—	331	—	331	376
Other liabilities	—	19,342	—	19,342	21,971
Financial liabilities	306,738	(306,738)	—	—	—
Provisions for pensions and similar obligations	10,243	(10,243)	—	—	—
Other non-current provisions	9,052	(9,052)	—	—	—
Deferred taxes	4,978	(4,978)	—	—	—

Total non-current liabilities	331,011	(4,978)	—	326,033	370,341
Total liabilities	967,748	(4,978)	169,369	1,132,139	1,285,997

Stockholders’ equity	123,177	—	(18,705)	104,472	118,670
Non-controlling interests	9,317	—	—	9,317	10,583

Equity	132,494	—	(18,705)	113,789	129,253

Total stockholders’ equity and liabilities	€1,100,242	€(4,978)	€150,664	€1,245,928	$1,415,250

Note 2.	Adjustments to EHG’s financial statements (continued)

The financial statements above illustrate the impact of adjustments made to EHG’s financial statements presented in accordance with IFRS, in order to present them on a basis consistent with Thor’s accounting presentation under US GAAP. These adjustments reflect Thor’s best estimates based upon the information currently available to Thor, and could be subject to change once more detailed information is obtained.

a)	The classification of certain items presented by EHG under IFRS was modified in order to align with the presentation used by Thor under U.S. GAAP.

Modifications to the statement of income presentation include:

•	presentation of costs on a functional basis (cost of sales and selling, general and administrative expenses) rather than by nature of the costs;
•	separate disclosure of intangible asset amortization expenses on the face of the statement of income; and

Modifications to the balance sheet presentation include:

•	Other financial assets are included within Accounts receivable, other, net and Prepaid expenses and other.
•

Intangible assets related to computer software are included within Property, plant and equipment, net. EHG’s historical goodwill is included in Thor’s Goodwill caption. The remaining intangible asset balance is included within Amortizable intangible assets, net.

•	Other current liabilities are included within Compensation and related items, Income and other taxes and Other.
•	Short-term income taxes receivable are included within Prepaid expenses and other.
•	Financial assets are included within Other assets, net.
•	Current provisions are included within Product warranties, Promotions and rebates, Product, property and related liabilities, and Other.
•	Other financial liabilities are included within Short-term financial obligations and Foreign currency forward contract liabilities.
•	Non-current financial liabilities are included within Long-term debt and Long-term derivative contract liabilities.
•	Provisions for pensions and similar obligations are now included within Other liabilities.

b)

US GAAP states that costs related to research and development activities are expensed as incurred, unless the costs relate to an item that has an alternative use. IFRS allows for capitalization of development costs that otherwise would have been expensed under US GAAP.

As a result, amortizable intangible assets included in the EHG balance sheet as of November 30, 2018 is reduced by €23,601. The impact recorded in the statement of income was an increase of €1,424 and decrease of €4,639 to income before income taxes for the three months ended November 30, 2018 and year ended August 31, 2018, respectively, offset by related income tax expense of €408 and income tax benefit of €1,273, for the corresponding periods. Deferred tax assets in the balance sheet as of November 30, 2018 increased by €3,763.

EHG executes repurchase agreements with the lending institutions that finance dealers’ purchases of products. In the event of default by the dealer, EHG will repurchase the dealer units repossessed by the lending institution. The Company accounts for repurchase agreements by estimating and deferring a portion of the related product sale that represents the estimated fair value of the repurchase obligation in accordance with US GAAP.

To align the accounting policies of EHG with Thor, a repurchase obligation has been recorded in the amount of €1,769 in other current liabilities as of November 30, 2018. The corresponding charges of €233 and €336 have been recorded in the statements of income for the three months ended November 30, 2018 and year ended August 31, 2018, respectively, offset by the net of the associated income tax benefit of €67 and €97 for the corresponding periods. EHG’s net deferred tax asset

Note 2.    Adjustments to EHG’s financial statements (continued)

position was increased as a result of the US GAAP adjustment for repurchase obligations, the tax effect of which resulted in an increase to non-current deferred tax assets of €431 in the balance sheet as of November 30, 2018.

US GAAP states that a transferor can derecognize financial assets when control over the financial assets has been surrendered. The derecognition model under IFRS is based on a mixed model that considers both transfer of risks and rewards and control. Under US GAAP, all factored receivables subject to a repurchasing arrangement must be held on the balance sheet until they are able to be derecognized, which in EHG’s case generally occurs at the earlier of when the dealer sells the vehicle to the end customer or termination of the finance period and the third-party factoring company receives payment for the receivable from the dealer.

In order to account for these factoring arrangements previously derecognized, accounts receivable, trade and other liabilities have been increased by €167,600. The assets and liabilities are to be derecognized at the point in time when the vehicle is sold to the end customer or the termination of the finance period and the third-party factoring company has received payment from the dealer.

The total adjustment to deferred tax assets is related to the following adjustments, as summarized in the table below. Under US GAAP a deferred tax asset is only recognized for tax basis goodwill to the extent Component 1 tax basis goodwill exceeds book basis goodwill. With regards to the acquisition of EHG, tax basis goodwill does not exceed Component 1 book basis goodwill. As a result, the deferred tax asset of €2,105 is eliminated.

Also, under IFRS, a deferred tax asset is not recognized unless it is probable (more likely than not) that it will be realized. Under US GAAP, all deferred tax assets are recognized (unless there is a recognition exception) and a valuation allowance is recognized to the extent that it is “more likely than not” that the deferred tax assets will not be realized. As such, an adjustment of €11,930 was made to record the deferred tax asset associated with net operating loss carryforwards that were determined to be unrealizable under IFRS (and not recorded) and a valuation allowance of €7,354 was made to record the related net operating loss deferred tax asset carryforward that was determined to be unrealizable under US GAAP.

The following table provides the components of the adjustments to deferred tax assets:

(€ in thousands)	Deferred Taxes
Tax basis of goodwill	€(2,105)
Research and development	3,763
Repurchase obligations	431
Net operating losses	11,930
Valuation allowance recorded against net operating losses	(7,354)

Total adjustment to deferred tax assets	€6,665

EHG subsidizes the interest their dealer’s pay for floorplan financing (the “interest subsidy”) to incentivize purchases. EHG did not historically estimate and accrue for interest subsidies at the point of sale, rather, recorded the cost of the incentive as a reduction to revenue when invoiced by a floorplan lender. To align the accounting policies of EHG with Thor, an adjustment was made to reduce revenue in the amount of €319 in the statement of income for the year ended August 31, 2018.

Note 3.    Pro forma adjustments related to financing

a) Sources of funding

The debt financing obtained in connection with the acquisition of EHG consists of two credit facility agreements, a 7-year, $2,085,567 term loan, and a 5 year, $750,000 asset-based credit facility (“ABL”). The obligations of the Company under each facility are secured by

Note 3. Pro forma adjustments related to financing (continued)

liens on substantially all of the assets of the Company, and both agreements contain certain customary representations, warranties and covenants of the Company.

Subject to earlier termination, the term loan matures on February 1, 2026 and the ABL terminates on February 1, 2024. In connection with the closing of the transaction, excluding debt issuance costs, the Company borrowed an aggregate amount of approximately $1,386,434 under a United States Dollar denominated term loan tranche, approximately €617,718 (approximately $699,133 at the exchange rate as of October 31, 2018) under a Euro denominated term loan tranche, and $100,000 under the ABL in order to provide funding for, among other things, the cash consideration paid to the EHG shareholders, the refinancing of specified existing EHG indebtedness, and to pay fees and expenses related to the transaction.

Under the term loan, both the U.S. and Euro term loan tranches require annual payments of 1.0% of the initial term loan balance, payable quarterly in 0.25% installments. The interest rate on the U.S. portion of the term loan will be at an annual base rate plus 2.75%, or LIBOR plus 3.75%, and the interest rate on the Euro portion will be at EURIBOR plus 4.0%, with interest on both tranches payable quarterly. In addition, the Company must make mandatory prepayments of principal under the term loan agreement upon the occurrence of certain specified events, including certain asset sales, debt issuances and receipt of annual cash flows in excess of certain amounts. The Company may, at its option, prepay any borrowings under the term loan, in whole or in part, at any time without premium or penalty (except in certain circumstances). The Company may add one or more incremental term loan facilities to the term loan, subject to obtaining commitments from any participating lenders and certain other conditions. Ticking fees on the term loan, as defined in the financing commitments, were incurred for the period from December 4, 2018 through January 31, 2019 and totaled approximately $10,700.

Availability under the ABL agreement is subject to a borrowing base based on a percentage of applicable eligible receivables and eligible inventory. The ABL will carry interest at an annual base rate plus 0.25% to 0.75%, or LIBOR plus 1.25% to 1.75%, based on adjusted excess availability as defined in the ABL agreement, with the applicable base rate and LIBOR margins being stipulated at 0.25% and 1.25%, respectively, for the third quarter of fiscal 2019 per the ABL agreement. This agreement also includes a 0.25% unused facility fee. The Company may, generally at its option, pay any borrowings under the ABL, in whole or in part, at any time and from time to time, without premium or penalty.

The ABL also contains a financial covenant, which requires the Company to maintain a consolidated fixed-charge coverage ratio of 1.0X, provided that the covenant is only applicable when adjusted excess availability falls below a certain threshold. Up to $75,000 of the ABL is available for the issuance of letters of credit, and up to $75,000 is available for swingline loans. The Company may also increase commitments under the ABL by up to $150,000 by obtaining additional commitments from lenders and adhering to certain other conditions. The unused availability under the ABL is generally available to the Company for general operating purposes.

The financing adjustments reflected in the pro formas are summarized as follows:

($ in thousands)
Term Loan B, net of debt issuance costs	$1,347,612
Term Loan B, Euro denominated, net of debt issuance costs	682,592
ABL Facility	100,000

Total sources of funding	$2,130,204	(i)
Less capitalized ABL debt issuance costs recorded within other assets, net	(13,430)
Less professional fees expensed	(18,190)

Total sources of funding, net	$2,098,584

Note 3.   Pro forma adjustments related to financing (continued)

(i)

$20,302 of total financial obligations are estimated to be repaid within twelve months based on minimum contractual payment obligations and are classified within short-term financial obligations as of October 31, 2018. See below for summary of debt classification within the pro forma balance sheet.

($ in thousands)

Total sources of funding	$2,130,204
Less short-term sources of funding	(20,302)

Total long-term sources of funding	$2,109,902

b) Interest Expense

Interest expense in the interim pro forma statement of income has been adjusted as follows:

($ in thousands)	Average Principal		Interest Rate	Interest Expense

Term Loan B	$1,379,696		6.2455%	$21,539
Term Loan B, Euro denominated	695,944	(i)	4.0000%	6,960
ABL Facility	100,000		3.7455%	937
Financing costs amortization - ABL				672
Financing cost and issue discount amortization - Term Loan B				1,985

Total interest expense				$32,093

Less Thor’s historical financing cost and issue discount amortization				(876)
Less EHG’s historical interest expense associated with refinanced debt				(478)

Total adjustment to interest expense				$30,739

Interest expense in the 2018 pro forma statement of income has been adjusted as follows:

($ in thousands)	Average Principal		Interest Rate	Interest Expense

Term Loan B	$1,379,696		6.2455%	$86,168
Term Loan B, Euro denominated	695,944	(i)	4.0000%	27,838
ABL Facility	100,000		3.7455%	3,746
Financing costs amortization - ABL				2,686
Financing cost and issue discount amortization - Term Loan B				7,941

Total interest expense				$128,379

Less Thor’s historical financing cost and issue discount amortization				(5,187)
Less EHG’s historical interest expense associated with refinanced debt				(1,923)

Total adjustment to interest expense				$121,269

(i)     Represents the USD equivalent of the average principal of the Euro denominated Term Loan B (€614,900) translated at the October 31, 2018 rate.

For the purposes of the pro forma, Thor has assumed the applicable interest rates as of March 31, 2019 remain unchanged during the three months ended October 31, 2018 and the year ended July 31, 2018. This rate may differ from the actual rates in place when utilizing the facilities. A change in interest rates of 0.125% on the total average principal of $2,175,640 would increase or decrease total

Note 3.    Pro forma adjustments related to financing (continued)

interest expense by approximately $694 and $232 for the three months ended October 31, 2018, respectively. A change in interest rates of 0.125% would increase or decrease total interest expense by approximately $2,777 and $926 for the year ended July 31, 2018, respectively. The increase and decrease differ due to a floor on the interest rates on the debt, which limits the potential decrease in interest expense.

c) Acquisition-related costs

The Company incurred various acquisition-related costs related to the acquisition of EHG, including expenses paid for professional services of $2,083 and $14,534 for the year ended July 31, 2018 and three months ended October 31, 2018, respectively. To reduce its exposure to foreign currency exchange rate changes in relation to the acquisition of EHG on September 18, 2018, the Company entered into a deal-contingent, foreign currency forward contract. Hedge accounting was not applied to the instrument, and therefore all changes in fair value during the period are reported in current period net income. The Company recognized a non-cash charge related to this contract of $42,555 for the three months ended October 31, 2018. EHG incurred various acquisition-related costs, including expenses paid for professional services of $55 and $928 during the year ended August 31, 2018 and three months ended November 30, 2018, respectively.

d) Other income and expense

The Company incurred expenses paid for warranty and indemnity insurance of $273 and $1,094 for the three months ended October 31, 2018 and the year ended July 31, 2018, respectively. These amounts have been included as adjustments to Other income (expense), net in the 2018 pro forma statement of income and the interim pro forma statement of income.

Note 4.     Pro forma adjustments related to the acquisition

a)	Preliminary purchase consideration and allocation

Thor’s acquisition of EHG will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with U.S. GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The actual fair values will be determined during the measurement period of the transaction and may vary from these estimates.

Note 4.    Pro forma adjustments related to the acquisition (continued)

The purchase consideration, estimated fair values and residual goodwill are as follows:

($ in thousands)

Purchase consideration – cash	$1,756,465	(i)
Purchase consideration – equity	144,167	(ii)

Total purchase consideration	$1,900,632

Add total debt assumed	260,699
Less total cash acquired	(59,522)	(i)

Purchase consideration, including debt assumed and net of cash acquired	$2,101,809

Allocation of purchase consideration, including debt assumed and net of cash acquired:
Estimated fair values of assets acquired
Identifiable intangible assets	$833,472	(iii)
Property, plant and equipment	512,907	(iii)
Inventories	583,262	(iii)
Other assets, excluding deferred taxes	371,182	(iii)
Total estimated fair values of liabilities assumed, excluding debt and taxes	(859,107)	(iii)
Deferred taxes, net	(248,664)	(iv)
Noncontrolling interests	(10,831)

Residual goodwill	$919,588

Less EHG’s historical goodwill	(15,665)

Goodwill adjustment	$903,923

(i)

In connection with the closing, the parties entered into an amendment to the purchase agreement to reflect the exclusion of EHG’s North American operations from the business operations acquired by the Company. As a result, the debt obligations the Company otherwise assumed at closing were reduced by $206,478 (€180,000). Also, total cash acquired includes $22,521 representing the excess obligation reduction after debt repayment at close, resulting in a total net debt repayment of $183,957, of which $48,652 was originally classified as short-term, with the remaining classified as long-term, net of debt issuance costs. The table below summarizes the acquisition adjustment to cash within the pro forma balance sheet.

($ in thousands)	Amount

Purchase consideration – cash	$1,756,465
Transaction costs paid at closing	83,573
Excess obligation reduction after debt repayment at close	(22,521)

Total pro forma acquisition adjustment to cash	$1,817,517

(ii)

The stock portion of the purchase consideration was determined using a price of $63.89 for each share of Thor common stock based on Thor’s closing share price on the New York Stock Exchange when EHG was acquired on February 1, 2019. Under the terms of Thor’s acquisition of EHG, EHG shareholders were entitled to receive a total of 2,256,492 shares of Thor common stock.

(iii)

Except as discussed below, the carrying value of EHG’s assets and liabilities are considered to approximate their fair values. $16,868 of shareholder loans, as of November 30, 2018, have been excluded from other assets within the purchase price allocation as these amounts were settled at closing of the acquisition. The estimated fair value of noncontrolling interests was $10,831 as of November 30, 2018.

Note 4.   Pro forma adjustments related to the acquisition (continued)

The fair values of identifiable intangible assets were determined using significant estimates and assumptions, such as the amount and timing of projected cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset’s life cycle, including competitive trends and other factors. The assumptions used by the Company to arrive at the estimated fair value of the identifiable intangible assets were derived primarily from publicly available information, including market transactions of varying degrees of comparability. However, a detailed analysis has not yet been completed and final results may differ from these estimates.

The fair value and estimated useful lives of identifiable intangible assets are estimated as follows:

($ in thousands)	Fair value	Estimated Useful Life (years)	Annual Amortization

Backlog	$42,522	0.5	$—	(a)
Trade names	99,596	20	4,980
Technology	193,534	10	19,353
Dealer network	488,928	20	55,314
Rental platform	8,892	10	889

Total acquired identifiable intangible assets	$833,472		$80,536

Less EHG’s historical net book value of intangible assets and amortization	(25,744)

Adjustment to intangible assets, net	$807,728

(a)

The backlog intangible asset acquired has an estimated useful life of six months. As the related amortization is not expected to be recurring annually, it has been excluded from annual amortization expense within the 2018 pro forma statement of income.

The pro forma amortization of $80,536 represents estimated annual amortization that will have a continuing impact on the annual pro forma statement of income, including accelerated amortization on the dealer network to align with expected cash flows.

Based on the estimated fair values of identifiable intangible assets and their estimated useful lives, the following adjustment to amortization has been included in the interim pro forma statement of income and the 2018 pro forma statements of income:

($ in thousands)	Three Months Ended October 31, 2018	Year Ended July 31, 2018

Accelerated amortization of intangible assets	$17,746	$55,314
Straight-line amortization of intangible assets	6,306	25,222

Total amortization of intangible assets	24,052	80,536
Less EHG’s historical amortization	(2,743)	(8,869)

Pro forma adjustment to amortization	$21,309	$71,667

Note 4.   Pro forma adjustments related to the acquisition (continued)

The fair values of property, plant and equipment were determined using significant estimates and assumptions as the detailed analysis has not yet been completed. Therefore final results may differ from these estimates. The fair value and useful lives of property, plant and equipment are estimated as follows:

($ in thousands)	Fair value	Weighted- Average Estimated Useful Life (years)	Annual Depreciation

Land	$74,868	N/A	$—
Buildings and improvements	190,515	23	8,283
Machinery and equipment	221,110	5	44,222
Construction-in-progress	26,414	N/A	—

Total acquired property, plant and equipment	512,907		$52,505

Less EHG’s historical net book value of property, plant and equipment	(425,072)

Adjustment to property, plant and equipment, net	$87,835

Based on the estimated fair values of identifiable property, plant and equipment, and their estimated useful lives, the following adjustment to depreciation has been included in the interim pro forma statement of income and the 2018 pro forma statements of income:

($ in thousands)	Three Months Ended October 31, 2018	Year Ended July 31, 2018

Depreciation of property, plant and equipment	$13,126	$52,505
Less EHG’s historical depreciation	(13,038)	(46,224)

Pro forma adjustment to depreciation	$88	$6,281

The depreciation adjustments above were included within both cost of sales and selling, general and administrative expenses, as noted below.

Allocation of adjustments:
Cost of products sold	$78	$5,529
Selling, general and administrative	10	752

Pro forma adjustment to depreciation	$88	$6,281

Within selling, general and administrative expenses, EHG recorded management fees of $20,993 and transaction costs of $55 during the year ended August 31, 2018 and Thor recorded transaction costs of $2,083 during the year ended July 31, 2018 that were directly attributable to the transaction. These amounts were adjusted within the 2018 pro forma statement of income, offset by $752 of depreciation expense, resulting in a net adjustment to selling, general and administrative expenses of $22,379.

An adjustment of $115 to other assets, net includes an increase in the fair value of leasehold interests of $4,301 offset by a decrease of $4,186 associated with Thor’s unamortized debt issuance costs.

An adjustment of $15,625 to other current liabilities has been recorded and includes a decrease in accrued transaction costs settled at close of $1,890, offset by an increase for accrued real estate transfer taxes of $11,318, accrued prepayment penalties of $4,952 and an increase for the fair value of leasehold interests of $1,245.

The value of inventories were increased by $70,224 related to EHG inventory acquired by the Company. The pro forma balance sheet inventory step-up adjustment reflects the preliminary estimate of fair value at the date of acquisition, which is based on estimated selling prices of the acquired inventory, less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

Note 4.   Pro forma adjustments related to the acquisition (continued)

(iv)	The total adjustment to deferred tax liabilities is related to the following estimated fair value adjustments:

($ in thousands)	Pro Forma Adjustment	Tax Rate	Deferred Taxes

Inventory, net	70,224	28.1%	$ 19,733
Leasehold interests	3,056	28.7%	876
Property, plant and equipment, net	87,835	27.8%	24,429
Backlog	42,522	28.6%	12,162
Tradenames	99,596	28.7%	28,564
Technology	193,534	28.1%	54,359
Dealer network	488,928	28.1%	137,329
Rental platform	8,892	28.7%	2,550
Total estimated fair value adjustment to deferred tax liabilities			$ 280,002

Tax asset step-up related to purchase consideration at fair market value			(21,992) (1)
Net operating losses transaction adjustment			3,931 (2)
Valuation allowance adjustment			4,469 (3)
Trademarks			(2,766) (4)
Less reclassification of EHG historical deferred tax asset			(14,980)
Total adjustment to deferred tax liabilities			248,664
Uncertain tax position adjustment			750
Income taxes payable adjustment			(1,178)
Total income tax adjustment to goodwill			$ 248,236 (5)

(1)

The transaction resulted in a tax step up in assets for German tax purposes. The resulting tax basis is compared to the fair value of assets established for US GAAP purposes in determining deferred tax assets/liabilities related to the transaction.

(2)

Adjustment is the result of specific jurisdictional tax rules that limit the usage of net operating losses permanently after the occurrence of specific facts resulting from the transaction. The deferred tax asset relating to these net operating losses is permanently impaired. As a result, an adjustment was made to remove the asset from the inventory of deferred tax assets.

(3)	Adjustment reflects the valuation allowance against the deferred tax asset for net operating loss carryforwards, as noted in (2) above, that were determined not to be realizable.
(4)	Adjustment reflects the elimination of a deferred tax liability that existed relating to trademarks recorded.
(5)

The income tax payable adjustment on the pro forma balance sheet consists of $1,178 related to adjustment (1) above and $2,290 related to the pro forma transaction cost adjustment to retained earnings.

(v)	The impact to retained earnings is summarized as follows:

($ in thousands)	Financing	Acquisition

Debt issuance fees (1)	$18,190	$—
Thor transaction costs (2)	—	(36,839)
Thor unamortized debt issuance costs (3)	—	(4,186)
Less historical EHG equity	—	(118,670)

Total adjustment to retained earnings	$18,190	$(159,695)

Note 4. Pro	forma adjustments related to the acquisition (continued)

(1)	Please refer to Note 3(a)
(2)	Payment of transaction costs incurred by Thor which were settled at closing, net of tax
(3)	Unamortized issuance costs associated with the Company’s debt facility terminated on February 1, 2019.

(vi)

Unless indicated otherwise in the notes to the pro formas, the Company has applied applicable enacted statutory rates in the primary operating jurisdictions of EHG, including mainly Germany (26.8%) as well as other locations including Italy (27.9%), United Kingdom (19.0%) and China (25%). These rates may be subject to change and may not be reflective of the Company’s effective tax rate for future periods.

Note 5. Losses	related to EHG’s former North American subsidiaries

In connection with the closing of the acquisition, Thor and EHG entered into an amendment to the purchase agreement to reflect the exclusion of EHG’s North American operations from the business operations acquired by Thor. EHG’s historical combined statements of income include charges related to EHG’s former North American operations of $110,188 and $46,334 during the year ended August 31, 2018 and three months ended November 30, 2018, respectively. These charges primarily consist of EHG’s guarantees to third parties for certain North American subsidiary obligations and the impairment of loan receivables due to EHG from their former North American subsidiaries.